Exhibit 10.4

SUBORDINATED PROMISSORY NOTE

$45,000,000	[ ], 2005

FOR VALUE RECEIVED, the undersigned, FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of THE FIRST AMERICAN CORPORATION, a California corporation (the “Lender”), whose address is 1 First American Way, Santa Ana, California 92707, the principal sum of FORTY-FIVE MILLION DOLLARS ($45,000,000), together with interest on the outstanding principal balance hereof at the rate provided herein. This Subordinated Promissory Note (this “Note”) shall be governed by the following provisions:

1. Advances. The loan evidenced by this Note is a revolving loan, and the Borrower may borrow, repay and reborrow principal amounts hereunder during the period from the date hereof to and including the ninetieth (90th) calendar day from and after the date hereof (the “Draw Period”), subject to the terms contained herein. Notwithstanding the foregoing, the outstanding principal balance hereof shall not exceed $45,000,000 at any one time.

2. Payments.

(a) The Borrower shall pay all accrued interest hereunder on the first day of each calendar month during the term hereof commencing on the first calendar day of the first full calendar month immediately following the date hereof, and continuing on the first day of each calendar month thereafter until paid in full.

(b) The Borrower shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest, on the one hundred thirty-fifth (135th) calendar day from and after the date hereof (the “Maturity Date”).

3. Interest.

(a) Interest shall accrue on the outstanding principal balance of this Note at the rate payable under Bank of America Line, plus 0.5% per annum; provided, however, that in the event the Bank of America Line has terminated or is otherwise not in effect, interest shall accrue at a rate equal to the Adjusted Libor Rate (as defined below) in effect on the date on which the Bank of America Line has terminated or is otherwise not in effect and shall be adjusted on each Interest Rate Adjustment Date (as defined below) so that interest shall accrue at the Adjusted Libor Rate for the Interest Period (as defined below) commencing on such Interest Rate Adjustment Date.

(b) Interest shall be calculated on the basis of a 360-day year (based upon the actual number of days elapsed) or, at the Lender’s option, on the basis of a 360-day year consisting of twelve 30-day months.

(c) The total liability of the Borrower and any endorsers or guarantors hereof for payment of interest shall not exceed any limitations imposed on the payment of interest by applicable usury laws. If any interest is received or charged by any holder hereof in excess of that amount, the Borrower shall be entitled to an immediate refund of the excess.

(d) Notwithstanding any contrary provision set forth herein, any principal of, and to the extent permitted by applicable law, any interest on this Note, and any other sum payable hereunder, that is not paid when due shall bear interest, from the date due and payable until paid in full, payable on demand, at a rate per annum (the “Default Rate”) equal to the lesser of: (i) the rate per annum otherwise payable under Section 3(a) hereof, as applicable, plus four and a half percent (4.5%) per annum; and (ii) the highest rate permitted by law.

4. Prepayment. The Borrower shall be entitled to prepay this Note in whole or in part at any time without penalty.

5. Application of Payments. All payments hereunder shall be applied first to the Lender’s costs and expenses, second to interest, and third to principal.

6. Default. If any Event of Default (as defined below) or any Default (as defined below) shall occur, the Draw Period shall immediately and automatically terminate, and any obligation of the Lender to make advances hereunder shall be terminated without notice to the Borrower. In addition, if any Event of Default shall occur, the Lender may declare the outstanding principal of this Note, all accrued and unpaid interest hereunder and all other amounts payable under this Note to be immediately due and payable. Thereupon, the outstanding principal of this Note, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any Event of Default, the outstanding principal of this Note, and any accrued and unpaid interest, shall bear interest at the Default Rate.

7. Expenses. All parties liable for the payment of this Note agree to pay the Lender all costs incurred by it in connection with the collection of this Note. Such costs include, without limitation, fees for the services of counsel and legal assistants employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal or otherwise. All such parties further agree to indemnify and hold the Lender harmless against liability for the payment of state documentary stamp taxes, intangible personal property taxes or other taxes (including interest and penalties, if any) excluding income or service taxes of the Lender, which may be determined to be payable with respect to this transaction.

8. Late Charge. If any scheduled payment hereunder is fifteen (15) or more days late, the Borrower shall pay a fee equal to four percent (4%) of the unpaid portion of the scheduled payment. The Borrower (and any endorser or guarantor hereof) and the Lender hereby agree that the fee is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The fee shall be immediately due and payable and shall be paid by the Borrower to the Lender without notice or demand. This provision for a fee is not and shall not be deemed a grace period, and Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising under this Note.

9. Miscellaneous. The Borrower shall make all payments hereunder in lawful money of the United States in immediately available funds at the Lender’s address set forth herein or at such other place as the Lender may designate in writing. The remedies of the Lender as provided herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole

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discretion of the Lender and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Lender, including specifically any failure to exercise any right, remedy or recourse, shall be effective, unless set forth in a written document executed by the Lender, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event. This Note shall be construed and enforced in accordance with Florida law and shall be binding on the successors and assigns of the parties hereto. The term “Lender” as used herein shall mean any holder of this Note. The term “Borrower” as used herein shall include any endorser or guarantor of this Note. If more than one person or entity executes this Note, such persons and entities shall be jointly and severally liable hereunder. The Lender may, at its option, round any or all fractional interest rates under Sections 3 and 6 upwards to the next higher 1/100 of 1%. The Borrower hereby: (a) waives demand, notice of demand, presentment for payment, notice of nonpayment or dishonor, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, or in the Lender’s enforcing any of its rights under any guaranties securing the repayment hereof; and (b) agrees that the Lender shall not be required first to institute any suit, or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note. In the event that the final day of any time period provided herein does not fall on a Banking Business Day, such time period shall be extended such that the final day of such period shall fall on the next Banking Business Day thereafter.

10. Arbitration. The Borrower and the Lender by its acceptance hereof, agree to the following arbitration provisions:

(a) These arbitration provisions govern the resolution of any controversies or claims between the Borrower and the Lender relating to controversies or claims (collectively, a “Claim”) that arise out of or relate to this Note (including any renewals, restatements, extensions or modifications hereof).

(b) At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”). The Arbitration Act will apply even though this Note provides that it is governed by the laws of the State of Florida. Arbitration proceedings will be determined in accordance with the Arbitration Act, the rules and procedures for the arbitration of financial services disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. The arbitration shall be administered by JAMS and conducted in Hillsborough County, Florida. One arbitrator shall determine all Claims. However, if Claims exceed $1,000,000, upon the request of any party, three arbitrators shall decide such Claims. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator or arbitrators, as the case may be, shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator or arbitrators, as the case may be, upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator or arbitrators, as the case may be, shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

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(c) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Note.

(d) These arbitration provisions do not limit the right of the Borrower or the Lender to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(e) By agreeing to binding arbitration, the Borrower and the Lender irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the Borrower’s executing, and the Lender’s accepting, this Note. No provision in this Note or in any document related hereto regarding submission to jurisdiction or venue in any court is intended or shall be construed to be in derogation of the provisions of this Note or in any such other document for arbitration of any controversy or claim.

11. Assignment. The Lender may sell or offer to sell this Note, together with any and all documents guaranteeing, securing or executed in connection with this Note, to one or more assignees with prior notice to, but not the consent of, the Borrower. The Lender is hereby authorized to share any information it has pertaining to the loan evidenced by this Note, including without limitation credit information on the undersigned, any of its principals, or any guarantors of this Note, to any such assignee or prospective assignee. The Borrower may not assign or attempt to assign this Note or its obligations hereunder by operation of law or otherwise without the prior written consent of the Lender.

12. NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS NOTE.

13. Defined Terms.

(a) “Adjusted Libor Rate” for each Interest Period shall mean a rate that is equal to the applicable Libor Rate (as defined below) plus 1.75% per annum.

(b) “Bank of America Line” means the loan from Bank of America, N.A. (and/or its permitted assigns) to the Borrower evidenced by the Loan Agreement and other documents

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delivered in connection therewith, including, without limitation, that certain Renewal Promissory Note, made by the Borrower in favor of Bank of America, N.A. on September 7, 2004, as amended, supplemented, modified or restated from time to time.

(c) “Banking Business Day” shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in Orange County, California are closed for business.

(d) “Credit Information Group” means the business acquired by the Borrower or a Subsidiary pursuant to that certain Master Transfer Agreement, dated as of April [    ], 2005, among the Lender, the Borrower and the other parties named therein, and the agreements contemplated thereby.

(e) “Default” means the occurrence of any event or condition that would constitute an Event of Default hereunder upon the satisfaction of any requirement for notice or passage of time or both in connection with such event or condition.

(f) “Event of Default” means the occurrence of any one of the following events:

(i) if the Borrower defaults in the payment of any principal, interest or other amount under this Note, either by the terms thereof or otherwise as provided herein and such default continues for a period often (10) days thereafter; or

(ii) if the Borrower or any Subsidiary defaults: (i) in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) in the performance or observance of any other agreement, term, or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity, except for obligations disputed in good faith if the Lender is promptly notified thereof and, if required by GAAP, funded reserves are established; or

(iii) if any Event of Default (as defined in the Loan Agreement) occurs under the Loan Agreement when such Loan Agreement is in effect; or

(iv) if the Borrower or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as they become due; or

(v) if any order, judgment or decree is entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction adjudicating the Borrower or any Subsidiary, bankrupt or insolvent; or

(vi) if the Borrower or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of a trustee, receiver, custodian, liquidator, or similar official, of the Borrower or any Subsidiary or of any substantial part of the assets of the Borrower or any Subsidiary, or commences a voluntary case under the Bankruptcy Code of the United States or any proceedings relating to the Borrower or any Subsidiary, under the bankruptcy, insolvency, or moratorium law of any other jurisdiction, whether now or hereafter in effect; or

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(vii) if any such petition or application is filed, or any such proceedings are commenced, against the Borrower or any Subsidiary and if the Borrower or the Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order is entered in an involuntary case under the Bankruptcy Code of the United States, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator, or similar official, or approving the petition in any proceedings, and such order remains unstayed and in effect for more than 60 days; or

(viii) if any order is entered in any proceedings against the Borrower or any Subsidiary decreeing the dissolution or split-up of the Borrower or any Subsidiary or if the Borrower or any Subsidiary dissolves (or is dissolved) or its existence is terminated; or

(ix) if any judgment or judgments are entered against the Borrower or any Subsidiary, or against the property of any such Person, in an aggregate amount in excess of $500,000 that remains unvacated, unbonded, unstayed or unsatisfied for a period of 45 days; or

(x) if the Borrower or any Subsidiary uses amounts drawn on this Note for any purpose other than the satisfaction of current liabilities, as defined in accordance with GAAP, of the Credit Information Group.

(g) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

(h) “Interest Period” means (i) an initial period commencing on the date the Bank of America Line has terminated or is no longer in effect and continuing through the day immediately preceding the first Interest Rate Adjustment Date thereafter, and (ii) each period thereafter commencing on each Interest Rate Adjustment Date and continuing through the day immediately preceding the next Interest Rate Adjustment Date.

(i) “Interest Rate Adjustment Date” means the first Banking Business Day of the calendar month immediately following the month in which the Bank of America Line has terminated or is otherwise not effect.

(j) “Libor Rate” for each Interest Period shall mean the offered rate for deposits in United States dollars in the London Interbank market for a one month period that appears on the Libor Rate Reference Page (as defined herein) as of 11:00 a.m. (London time) on the day that is two London Banking Days (as defined herein) preceding the first calendar day of the Interest Period (as such rate may be adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs). If at least two such offered rates appear on the Libor Rate Reference Page, the rate will be the arithmetic mean of such offered rates.

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(k) “Libor Rate Reference Page” shall mean any of the following reference pages or sources (as selected from time to time by the Lender in its discretion): (i) the Dow Jones Telerate Page 3750; (ii) the Reuters Screen LIBO Page; or (iii) such other index or source as the Lender may in its sole discretion select showing rates offered for United States dollar deposits in the London Interbank market.

(1) “Loan Agreement” means that certain Loan Agreement, dated as of July 31, 2003, by and between the Borrower and Bank of America, N.A., as amended on July 28, 2004 and September 7, 2004, as such Loan Agreement may be further amended, supplemented, modified or restated from time to time.

(m) “London Banking Day” means each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

(n) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

(o) “Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

14. Subordination. This Note is subject to that certain Subordination Agreement, dated as of the date hereof, between Lender and Bank of America, N.A., as the same may be amended, modified, supplemented or restated from time to time.

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FIRST ADVANTAGE CORPORATION

By:
Name:	John Lamson
Tile:	Executive Vice President, Chief Financial Officer

LOSANGELES 410892 (2K)	-Signature Page- Promissory Note